STATE OF FLORIDA

                               DEPARTMENT OF STATE



I certify the attached is a true and correct copy of the Articles of Amendment, filed on July 13, 1998, to Articles of Incorporation for PSI INDUSTRIES, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H98000012854. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below:

The document number of this corporation is J38802.

                        Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Thirteenth day of July, 1998

Authentication Code:  898AO0037232-071398-J38802                       -1/1






                                             /S/
                                             ---------------------------------
                                             Sandra B. Mortham
                                             Secretary of State


GREAT SEAL OF THE
STATE OF FLORIDA
In God We Trust

[SEAL]

CR2EO22 (1-95)




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                           FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State

July 13, 1998

PSI INDUSTRIES, INC.
1160B SOUTH ROGERS CIRCLE
BOCA RATON, FL 33487US

Re:      Document Number J38802

The Articles of Amendment to the Articles of Incorporation for PSI INDUSTRIES, INC., a Florida corporation, were filed on July 13, 1998.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H98000012854.

Should you have any question regarding this matter, please telephone (850) 487-6050, the Amendment Filing Section.

Darlene Connell
Corporate Specialist
Division of Corporations                             Letter Number: 898AO0037232














      Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314

               ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION
               --------------------------------------------------
                             OF PSI INDUSTRIES, INC.
                             -----------------------


          Pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, PSI Industries, Inc., a Florida corporation, hereby amends its Articles of Incorporation as follows:

          ARTICLE IV is hereby amended to authorize and create a series of Preferred Stock which shall be designated Series B Convertible Preferred Stock, which Series shall contain the following terms, rights, qualifications and limitations:

          The Corporation is hereby authorized to issue up to 20,000 shares of a Series of Preferred Stock which shall be entitled "Series B Convertible Preferred Stock ('Series B Preferred')" which shall have the following preferences, rights, qualifications, limitations or restrictions:

          1. VOTING RIGHTS. Except as otherwise provided by law, the holders of
             -------------
Series B Preferred, by virtue of their ownership thereof, shall not have any voting rights.

          2. LIQUIDATION RIGHTS. If the Corporation shall be voluntarily or
             ------------------
involuntarily liquidated, dissolved or wound up, at any time any Series B Preferred shall be outstanding, the holders of the then outstanding Series B Preferred shall have a preference (on an equal and pro-rata basis with holders of the Company's Series A Convertible Preferred Stock against the property of the Corporation available for distribution to the holders of the Corporation's equity securities equal to the amount of $100.00 per share.

         3. DIVIDENDS. Holders of record of shares of Series A Preferred, shall
            ---------
not receive dividends on their shares.

         4. CONVERSION.
            ----------

            (A) GENERAL. For the purposes of conversion, the Series B
                -------
Preferred shall be valued at $100.00 per share ("Value"), and, if converted, the Series B Preferred shall be converted into shares of Common Stock (the "Conversion Stock") at the price per share of $3.00 per share of Conversion Stock ("Conversion Price"), subject to adjustment pursuant to the provisions of this Section 4.

            (B) RIGHT TO CONVERSION. At any time from and after the date
                -------------------
of issuance, any holder of Series B Preferred shall have the right, at such holder's option, to convert such shares into Conversion Stock.

            (C) METHOD OF EXERCISE; PAYMENT; ISSUANCE OF NEW SERIES B
                -----------------------------------------------------
PREFERRED; TRANSFER AND EXCHANGE. The conversion right granted by Section 4(B)
---------------------------------
hereof may be exercised, in whole or in part, by the surrender of the stock certificate or stock certificates representing Series B Preferred to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) accompanied by written notice of election to convert against delivery of that number of whole shares of Common Stock as shall be computed by dividing (1) the aggregate value of the Series B Preferred so surrendered by (2) the Conversion Price in effect at the time of such surrender. Each Series B Preferred stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series B Preferred granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of such exercise shall be delivered to such holder forthwith, and (ii) unless the Series B Preferred has been fully converted, a new Series B Preferred stock certificate, representing the Series B Preferred not so converted, if any, shall also be delivered to such holder forthwith. The stock certificates for the shares of Common Stock so purchased shall be dated the date of such surrender and the holder making such surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such surrender.

            (D) STOCK FULLY PAID, RESERVATION OF SHARES. All shares of
                ---------------------------------------
Common Stock which may be issued upon conversion of Series B Preferred will, upon issuance, by duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series B Preferred is outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Series B Preferred then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of Series B Preferred shall be proportionately increased.

            (E) FURTHER ADJUSTMENT OF CONVERSION PRICE AND NUMBER OF
                ----------------------------------------------------
SHARES. The number of shares of Common Stock issuable upon conversion of Series
------
B Preferred and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

               (1) RECLASSIFICATION, CONSOLIDATION OR MERGER. In case of any
                   -----------------------------------------
reclassification or change of outstanding Common Stock issuable upon conversion of Series B Preferred (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or combination), or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of outstanding Common Stock issuable upon such conversion) the rights of the holders of the outstanding Series B Preferred shall be adjusted in the manner described below:

                    (a) In the event that the Corporation is the surviving corporation, the Series B Preferred shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion thereof the holder of the Series B Preferred being converted shall procure, in lieu of each share of Common Stock theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of one share of Common Stock issuable upon such conversion had conversion occurred immediately prior to such reclassification, change, consolidation or merger. The Series B Preferred shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this clause (a) shall apply in the mane manner to successive reclassifications, changes, consolidations and mergers.

                    (b) In the event that the Corporation is not the surviving corporation, the surviving corporation shall, without payment of any additional consideration thereof, issue new Series B Preferred, providing that upon conversion thereof, the holder thereof shall procure in lieu of each share of Common Stock theretofore issuable upon conversion of the Series B Preferred, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of one share of Corporation issuable upon conversion of the Series B Preferred had such conversion occurred immediately prior to such reclassification, change, consolidation or merger. Such new Series B Preferred shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this clause (b) shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

               (2) SUBDIVISION OR COMBINATION OF SHARES. If the Corporation, at
                   ------------------------------------
any time while any of the Series B Preferred is outstanding, shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or if the Corporation shall take a record of holders of its Common Stock for the purpose of a subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Corporation shall take a record of holders of this Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

               (3) CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation, at
                   -----------------------------------
any time while any of the Series B Preferred is outstanding, shall:

                    (a) STOCK DIVIDENDS. Pay a dividend payable in Common Stock,
                        ---------------
effect a stock split or make any other distribution of Common Stock in respect of its Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend, stock split or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying the Conversion Price theretofore in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend, stock split or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend, stock split or distribution (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend, stock split or distribution); or

                    (b) LIQUIDATING DIVIDENDS, ETC. Make a distribution of its
                        --------------------------
property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the Articles of

Incorporation and the laws of the State of Florida, the holders of the Series B Preferred shall, upon conversion thereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of shares of Common Stock of the Corporation receivable upon such conversion, had they been the holders of record of such Common Stock on the record date for such distribution and an appropriate provision therefor shall be made a part of any such distribution.

                    (F) FRACTIONAL SHARES. No fractional shares of Common Stock
                        -----------------
shall be issued in connection with any conversion of Series B Preferred, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

                    (G) NO REISSUANCE OF SERIES B PREFERRED. No shares of Series
                        -----------------------------------
B Preferred which have been converted into Common Stock shall be reissued by the Corporation; PROVIDED HOWEVER, that each such share, after being retired and cancelled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series and may thereafter be issued as a share of Preferred Stock not designated Series B Preferred.

         The foregoing Amendment to the Articles of Incorporation of PSI Industries, Inc. was approved and adopted by the Board of Directors at a meeting held on March 13, 1998, in accordance with the authorization of Article IV of the Company's Articles of Incorporation and with the provisions of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned Chief Executive Officer of this Corporation, pursuant to the approval and authority given by the Board of Directors, has executed these Articles of Amendment this 7 day of July, 1998.


                                       /S/
                                       ----------------------------------
                                       Dominick M. Seminara,
                                       Chief Executive Officer